EXHIBIT 99.1

Appliance Recycling Centers of America Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT: Edward R. (Jack) Cameron (952) 930-9000 Richard G. Cinquina, Equity Market Partners (612) 338-0810

Appliance Recycling Centers of America Signs
Three-Year Recycling Contract With Southern California Edison Company

Minneapolis, MN—June 29, 2006—Appliance Recycling Centers of America, Inc. (Nasdaq:  ARCI) today announced it has signed a contract with Southern California Edison Company (Edison) to handle appliance recycling operations for Edison’s 2006-2008 Appliance Recycling Program.

ARCA expects to recycle approximately 55,000 old, inefficient but working refrigerators, freezers and room air conditioners during each year of this three-year contract, which covers substantially the same southern and central California territories that ARCA handled under Edison’s 2004-2005 program.

Since the new contract was not finalized by year-end 2005, ARCA has continued recycling for Edison under terms of the prior program.

Southern California Edison, an Edison International company, is one of the nation’s largest electric utilities, serving a population of more than 13 million via 4.6 million customer accounts in a 50,000-square-mile service area within central, coastal and Southern California.

Edward R. (Jack) Cameron, president and chief executive officer said, “We are extremely gratified by the expression of confidence that Southern California Edison has placed in ARCA by awarding us the first three-year contract in this program’s history. Since 1994, when we started recycling for Edison,

ARCA has removed more than 500,000 energy-inefficient refrigerators and freezers from service in Edison’s territory, which has yielded energy savings of nearly 590,982,253 kWh and demand reduction of 111.5 MW, enough electricity to power over 72,800 homes a year. We are proud to remain a part of Edison’s energy conservation initiative.”

About ARCA

ARCA (www.arcainc.com) is the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of June 2006, ApplianceSmart is operating 13 factory outlets:  five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas; and one in Los Angeles.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to:  the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.